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                                                                    Exhibit 3(e)

                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                              OF SYSCO CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, SYSCO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. That the Board of Directors of the Corporation has adopted resolutions setting forth and declaring advisable the following amendment to Article FOURTH, Section A, of the Restated Certificate of Incorporation of the Corporation:

         "FOURTH: A. The total number of shares of stock which the corporation shall have the authority to issue is Two Billion One Million Five Hundred Thousand (2,001,500,000) shares, consisting of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of One Dollar ($1.00) each, and Two Billion (2,000,000,000) shares of Common Stock with a par value of One Dollar ($1.00) each. The corporation may issue fractional shares of stock, which will be entitled to proportionate dividends, voting and liquidation rights."

2. That such amendment has been duly adopted by the affirmative vote of the holders of a majority of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed by its authorized officer this 9th day of December, 2003.

                                    SYSCO CORPORATION


                                    By: /s/ MICHAEL C. NICHOLS
                                        ----------------------------------------
                                        Name:  Michael C. Nichols
                                        Title: Vice President, General Counsel
                                               and Corporate Secretary